UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Stefanie Tsen Ward

Jennifer m. harrison

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”).

Item 1: On October 1, 2026, DGB Investment issued the following press release:

Doug Bergeron Launches Video Series Featuring Five Director Nominees and Their Plan to Restore Growth at Ethan Allen

Highlights Relevant Skills and Expertise of Five Director Nominees – Doug Bergeron, Anna Brockway, Kristine Miller, Steve Oblak, and Stefanie Tsen Ward – and Prescriptive Steps to Unlock Value

Details Ethan Allen’s Relative and Absolute Underperformance, Failure to Modernize its Brand and Digital and Omnichannel Capabilities, and Leadership and Governance Shortcomings

Urges Shareholders to Vote the WHITE Universal Proxy Card “FOR” ALL Five of Mr. Bergeron’s Highly Qualified Director Nominees

View the Videos and Related Materials at www.EthanAllenGrowth.com/Videos and Follow Ethan Allen Growth on LinkedIn and X

PARK CITY, Utah--(BUSINESS WIRE)--Doug Bergeron, a significant shareholder of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) with beneficial ownership, collectively with his affiliates and associates, of approximately 5.2% of Ethan Allen’s outstanding common stock, today released a series of video interviews with his five director candidates seeking election to Ethan Allen’s Board of Directors (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on November 4, 2026.

The video series lays out the case for change at Ethan Allen and introduces each director candidate – Doug Bergeron, Anna Brockway, Kristine Miller, Steve Oblak, and Stefanie Tsen Ward – in their own words.

Across the videos, the nominees discuss:

•	Ethan Allen's decades-long contraction, with significant declines in revenue, earnings, payroll, and relevance while peers have built multibillion-dollar platforms;
•	The Company's failure to modernize its brand and digital and omnichannel capabilities to compete and win in today’s premium home furnishings category;
•	38 years under the same CEO, and an urgent need to change the status quo to restore accountability and positively inflect the trajectory of the business;
•	The five nominees’ relevant skills and expertise and focused plan to restore profitable growth at Ethan Allen by rejuvenating the brand, transforming product and merchandising, revitalizing digital and retail experiences, and improving operations and execution.

The videos are available alongside other materials related to Mr. Bergeron’s campaign at www.EthanAllenGrowth.com/Videos and can also be viewed on the campaign’s newly launched LinkedIn and X pages. Mr. Bergeron encourages shareholders to follow the LinkedIn and X pages to stay informed about the campaign in real time.

PROTECT YOUR INVESTMENT. RENEW AN AMERICAN ICON. VOTE THE WHITE UNIVERSAL PROXY CARD TODAY

ADDITIONAL INFORMATION

DGB Investment, Inc. and Douglas G. Bergeron, together with the other participants in their solicitation (collectively, “DGB”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DGB’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in DGB’s proxy solicitation. These materials and other materials filed by DGB with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by DGB with the SEC are also available, without charge, by directing a request to DGB’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 285-5990 or via email at info@okapipartners.com.

Contacts

Media Contact:
DGB@gasthalter.com

Investor Contact:
Bruce Goldfarb / Chuck Garske
Okapi Partners
(877) 285-5990
info@okapipartners.com

Item 2: Also on October 1, 2026, DGB posted a new video on www.EthanAllenGrowth.com titled, “Case for Change.” A written transcript of the video, which was posted in its entirety and broken up into four smaller videos titled, respectively, “A Great Brand Losing Ground,” “A Business Shrinking for Decades,” “30 Years of the Same Leadership” and “A Compelling Value Creation Opportunity,” is included below. Additionally, the videos included certain presentation materials, which are included below.

Doug Bergeron (00:07): Everyone knows who Ethan Allen is. Everyone has a very strong feeling about the quality of their products and the legacy that they've earned. But also, consumers under 50 today aren't even thinking about Ethan Allen in the short list of where they should look for their next big purchase.

Anna Brockway (00:23): Latent within the Ethan Allen business are these incredible assets. This brand equity and history of quality and craftsmanship and this American advantage because so much of what they do is made here in America.

Kristine Miller (00:35): It has incredible capabilities to customize product for the consumer that really has not been fully tapped or fully marketed to the consumer. It also has a nationwide network of stores with designers in each one of those stores that know how to bring the Ethan Allen assortment to life.

Stefanie Tsen Ward (00:55): Ethan Allen also has a very strong balance sheet, one which many retailers would envy to have. Up until this last special dividend, the company had over $185 million of cash and no debt. The foundation for the company is already there.

Steve Oblak (01:08): But it's a company that's been vastly underperforming for a sustained period of time. So you've seen category leaders like Restoration Hardware, Williams Sonoma, Arhaus, take a substantial market share and grow relative to basically the category and also Ethan Allen. Ethan Allen has shrunk. Its brand seems less relevant. It's not keeping up. It's not being innovative.

Doug Bergeron (01:31): Most of Ethan Allen's peers have continued to grow in good times and in bad. We're approaching an emergency status with Ethan Allen. Often in proxy battles, it's a debate between stability and change. In this case, the status quo cannot be considered stability. The status quo is a short plank to obsolescence. The board has failed to hold leadership accountable, not for one year or two years, but for decades of declining sales, declining margins, declining earnings, declining payroll, declining relevance in the home furnishings market.

Kristine Miller (02:12): Ethan Allen has not had a great past 20 years. Clearly, there has been a lack of investment into the brand, into their digital platform, into how to drive consumers into the stores to connect them with the designers in the stores.

Anna Brockway (02:29): Having a powerful digital presence is absolutely essential to a furniture brand because the reality is most people start their purchase and consideration process online.

Stefanie Tsen Ward (02:39): Ethan Allen as a leadership team and board have shut their digital front door. They are not allowing an opportunity for customers to find them and navigate ways in which they can find the product and develop that deep relationship that is so important. Done well, digital actually helps enhance the designer and customer relationship. It doesn't make it less valuable. It makes it way more valuable. It is time to reopen that digital front door for Ethan Allen.

Steve Oblak (03:01): There's been a lot of promises made about modernizing the business, making it more relevant for consumer. It's not clear that these promises have been realized. There's plenty of examples in this category and others where if companies continue on this trajectory, you enter a doom loop with real risk of failure and demise.

Kristine Miller (03:19): Ethan Allen has a strategy problem, it has an execution problem, and it has a governance problem. Doesn't have a strategy to drive sustainable, profitable growth. It clearly doesn't have execution that's delivering for the consumer or delivering against any kind of growth strategy. And it doesn't have the right governance because it's not pushing back on leadership to create those strategies. And it's also continuing to incent and continuing to reward leadership for declining results and declining shareholder value.

Doug Bergeron (03:57): A board's number one rule is to hold CEOs accountable and when necessary, change CEOs. The board has failed on both those counts.

Kristine Miller (04:06): The current CEO has been there for 38 years and the current board has proven that it's not willing to push back. It's a situation where if we wanna change the trajectory of the company and drive shareholder value for this company, it requires a CEO and a board that's both willing and able to change that trajectory.

Stefanie Tsen Ward (04:25): Continuity in a company can be very valuable, but it also can turn very quickly into a liability because we become complacent with what we have. We're not thinking about how to challenge the status quo and how to redefine the needs of the business to match the needs of the customer.

Anna Brockway (04:40): What I think the board right now is lacking, a lot of it is around experience and expertise in the home category specifically. Secondly is really an expertise in digital. Most businesses now are run in a very omnichannel way and should be, and I don't see that happening right now with Ethan and Allen.

Steve Oblak (04:58): You wanna make sure that you have the capabilities that a retailer needs today to be successful.

Doug Bergeron (05:02): This board that I've assembled is uniquely equipped to set upon a path towards a very accountable governance framework for new management. We will set goals, we will understand how goals are going to be accomplished. We will reward management when the goals are met and we will change management if goals are not met. Our board is an extremely top-notch set of national retail experts, both on the digital side, on the store operations side, and on the brand revitalization side. We've got a compliment of people like Kris Miller who ran strategy for Bain Consulting nationally in retail, then was EVP of strategy at eBay. She understands the 30,000 foot view of the national retail landscape and where it's going in the future. Stefanie Ward ran physical store operations at both Neiman Marcus and Sephora. Steve Oblak joined Wayfair when they were 250 million in revenue, was their chief commercial officer responsible for sales and left at 12 billion of revenue.

(06:14): He's an expert in omnichannel and digital customer acquisition. And Anna Brockway was part of the group that absolutely revitalized the Levi's brand. After Levi's, Anna went off to start an online vintage furniture company called Chairish, which has been an outstanding success and she recently sold that business.

Kristine Miller (06:34): This Ethan Allen slate of board directors collectively have the operational experience, the strategy experience that's required to drive this turnaround. Everything from brand refresh of heritage brands, digital and omnichannel experiences that truly delight the customer and drive loyalty for the customer, and the operational execution to understand how to translate the strategy into bottom line results that really deliver for the shareholders.

Stefanie Tsen Ward (07:02): Restoring growth at Ethan Allen really requires one simple thing, which is bringing the customer perspective back at the center of everything the company does. We need to think about who the customer is, understand them, and win them back, make the brand more relevant again, especially in today's modern and evolving customer set. We have the opportunity to think about what does the customer want? There is a product assortment strategy that also needs to be refreshed and thought about differently. One of the most important aspects, how do we connect the customer strategy and journey together? Right now, when you look at the omnichannel experience between the channels of digital and stores, there's a lot of friction and customers today demand a seamless experience. And finally, we have the opportunity to make sure we deliver on our promise.

Anna Brockway (07:43): What I'm so excited about is the potential to take those latent assets within Ethan Allen and contemporize them and modernize them for a new generation of customers.

Steve Oblak (07:52): Ethan Allen's materially undervalued today because investors look at it and they see a business with tremendous assets that's underperforming, and it's been underperforming for a long time. And so the question is, why is that happening and is it gonna be rectified? Investors wanna see a business that's gonna have sustained growth and profitable trajectory and be a leader in a category.

Doug Bergeron (08:12): What I would say to shareholders is buckle in, this is gonna be a great ride.

Item 3: Also on October 1, 2026, DGB posted videos featuring each of Douglas G. Bergeron, Anna Brockway, Kristine E. Miller, Stephen Oblak and Stefanie Tsen Ward on www.EthanAllenGrowth.com. The written transcripts of the videos are included below:

Doug Bergeron (00:05): I'm Doug Bergeron, and I'm leading the campaign for change at Ethan Allen. I've spent my lifetime running companies, underwriting operational change and strategic change, assembling the best and the brightest at the board level, and at the management level, and seeing great returns on the investments I've made. I think the hallmark of my career has been reinvigorating growth in the companies that I've been involved with. Every business that I've had the opportunity of getting involved with, we've decided that growth is the number one linchpin for success. I look at every business problem through the lens of an operator. What needs to be done better, faster, differently? Not only capital allocation, but who are the right people to be running it? It's really the lexicon of how to make a great company competitive against its peers and thrive in the long term. I've always been a transformational leader.

(00:56): At this point in my career, that really transcends into bringing the right people together, assembling the board that we've done over the last several months, assembling a management team and a new CEO, and when you bring the right people to the problem and you inject velocity and a reward culture that rewards people taking chances, working extra hard, staying late, it's amazing the things that will happen. I invested in Ethan Allen because I see a massive value opportunity. Seldom do you find a company with natural inherent advantages, in this case, an iconic brand, a national retail footprint, and domestic manufacturing in a world of tariffs. When you find a business like that, that is diagnostically underperforming, it's a real exciting opportunity. I only get involved when I think I can win, not just winning a proxy battle, but winning the hearts and the souls of all the customers that work with Ethan Allen and all the employees that work there.

(01:52): We will bring in great new leadership, we will be a great mentorship team for new leadership, and we will make this business successful.

Anna Brockway (00:04): I'm Anna Brockway, and I'm one of the nominees for change at Ethan Allen. I've spent my career either building or rebuilding design-focused, beloved brands. I started my career at Levi Strauss, culminated in my role as the head of worldwide marketing there. And my job there was really to help take an iconic, globally recognized brand and reinterpret it for a new generation of customers. In the second half of my career, I spent building a modern furnishings brand. I was the co-founder and president for over a decade of Cherish, which is the leading marketplace for luxury, vintage, and antique home furnishings. And in that role, I really became an expert on the home industry, e-commerce, as well as how to attract and retain luxury customers and interior designers who work with them. I bring 30 years of expertise in brand positioning and messaging, e-commerce, retail experience, creator partnerships and programs and publicity all around that, customer acquisition and retention, and also importantly with a focus on younger design obsessed customers, as well as the interior design community of professionals, which will be so important to helping in the rejuvenation of Ethan Allen.

(01:21): I offer a unique combination of creative acumen combined with operational discipline, and I bring a founder's perspective to the boardroom, which is a really practical point of view that brand investment needs to turn into profitable growth. I've spent a long time in the home furnishings industry, and finding great brands is rare. One of the amazing strengths for Ethan Allen that makes it a really powerful jumping off place for it is the fact that it does have this brand heritage and this, this history of craftsmanship and quality that people know. To me, it's the kind of brand that is a lion of a brand that has spent the last 20 years acting like a mouse, and that is ripe for reinvention. The problems I see facing Ethan Allen are the kinds of problems I've worked on before successfully. It's a place where I really think I can add a lot of value.

(02:11): To me, it's very clear what the pathways are and what the next steps are to really help regenerate and rejuvenate the brand for a new generation of customers.

Kristine Miller (00:04): I'm Kris Miller. I'm one of the nominees for change at Ethan Allen. I've been in retail for over 30 years. I started out at Procter & Gamble working at new products developments. From there, I went into Bain Consulting. I was at Bain for over 24 years and worked with many different types of companies, large and small, but really focused on consumer and retail companies. And over that time, I really helped companies develop digital platforms, really help them understand the importance of omnichannel experiences end-to-end, and really help them develop strategies that were pragmatic. After 24 years at Bain, I then moved on to eBay, and I was the chief strategy officer at eBay for about six years. Putting the customer first and developing growth strategies around that customer is really at the core of what I do. Developing strategies that are pragmatic so they can actually get implemented, developing strategies that have specific measurements so that you can see whether or not it's driving results.

(01:07): In addition, I've served on both private and public company boards, and I have a very good sense of what is the right level of governance that's required. I'm very excited to get involved in this campaign for Ethan Allen. This is a company that has so much opportunity to be more than what it is today, and it starts with the brand. The opportunity on the brand side is to really refresh the brand, to bring in all the things that make it such a wonderful heritage brand, but make it relevant for today's consumers. I think also on the actual store experience and the digital presence, you can envision a way in which you can upgrade the digital site, you can upgrade the omnichannel experience, so it's gonna make a much better experience for the customer. In addition, it has a very good, strong balance sheet. There's so many opportunities for just better governance at the board level and at the leadership level to be able to connect the dots between the strategy, the execution, and the results for the company, for the employees, the customers, and the shareholders.

Steve Oblak (00:04): I'm Steve Oblak, and I'm one of the nominees for change at Ethan Allen. I spent 25 plus years, um, operating in strategy roles, primarily focused on helping companies launch, scale, and grow successfully and improve their performance. The defining part of my career was 14 years I spent at Wayfair on the executive leadership team. At Wayfair, we took a business that was 250 million in annual revenue and scaled it to a $12 billion annual revenue business that ultimately was a leader in the home furnishings category and one of the clear winners. In my last role at Wayfair as the chief commercial officer, I oversaw the portfolio of brands and businesses. I helped Wayfair launch into new categories, new markets, new product services and businesses. And also as a, as an online retailer and now an omnichannel retailer, really focused in making sure that we had the best capabilities in digital e-commerce in omnichannel.

(01:00): Every quarter I reported out to the Wayfair board on business performance, participated in discussions on governance, capital allocation, and long-term planning. And I think it, it would be helpful to bring this experience to the Ethan Allen boardroom. And I think I'm really well positioned to be in, a partner with the Ethan Allen leadership team to help them revitalize the business and restore it on a path of growth and profitability. I know the category, I understand the competitive marketplace, and most importantly, I understand the consumer and, and how they wanna shop and engage with the category. And this is something that every successful winning retailer needs to do in home. At Wayfair, my opportunity was work with an awesome group of people and build one of the leaders and clear winners in home. What I'm excited about with Ethan Allen is we have the same opportunity to take a great brand, a real American icon, and restore it to its rightful place as a leader and winner in a category.

(01:51): The path to do that is to fix the fundamentals, just doing the basics that core winning retailers do. That's, that's having a modern updated brand, the right assortment, a great store experience, and a omnichannel experience that understands the customers and want to interact with the brand as they choose by channel, day, time, and night.

Stefanie Tsen Ward (00:05): I'm Stefanie Ward, and I'm one of the nominees for change at Ethan Allen. I spent over 20 years driving growth, innovation, and transformation across some of the most iconic retail brands in the world, such as Neiman Marcus, Sephora, Louis Vuitton, and Bath & Body Works. Most recently, I was on the executive leadership team of Neiman Marcus as their chief customer and integrated retail officer, where I led a four and a half billion dollar enterprise transformation. There, I also oversaw a three and a half billion dollar retail business that spanned over 40 locations and 6,000 associates on top of leading the enterprise change management strategy for our customer strategy and our omnichannel capabilities. What I bring to Ethan Allen is a breadth of experience that spans many facets of business and retail in general, from product and stores, to strategy, digital, and omnichannel, where I really know how to put the customer at the center of our experience and think about how we drive her profitable and sustainable growth.

(00:58): So I'm well suited for the Ethan Allen board because I bring enterprise transformation, deep retail operating expertise, and the customer first perspective, which are all very relevant to where Ethan Allen is today. I also understand how boards can help a very established and heritage company think about how we evolve for the next phase of growth while also remaining true to its DNA. Altogether, I've experienced thinking about how we bring discipline strategies to align with investments and really hold the leadership team accountable. I became involved with the Ethan Allen campaign because I see tremendous opportunity to unlock the strategic assets of this company. This is a company that has extraordinary assets and it deserves extraordinary stewardship. I'm most excited about Ethan Allen's potential for new leadership because I see a iconic American brand that many customers recognize, but often wonder what has happened to it today.

(01:47): We have an opportunity to think about how we take forward not only the strategic assets of this company, but also build a long-term sustaining value in the culture of the company and the talent that currently resides within it.

Item 4: Also on October 1, 2026, DGB Investment launched LinkedIn and X.com pages, where it posted the following material:

Item 5: Also on October 1, 2026, DGB Investment posted the following material to www.EthanAllenGrowth.com: